Exhibit 10.14

October 25, 2022

Ms. Janice McCourt

[***]

Re: Employment Offer

Dear Janice:

I am pleased to offer you employment with Comera Life Sciences, Inc. (the “Company”). The terms of your employment, should you accept this offer, are as set forth in this letter agreement (the “Agreement”).

1.    Position. Your position will be Chief Business Officer (the “CBO”). You will have such duties as the Company’s CEO determines. This is a full-time position. During your employment with the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time); provided, that you may engage in the activities listed on Exhibit A hereto and such other outside business activities that are approved by the Board (approval which will not be unreasonably withheld), in each case; provided, further, that such activities do not interfere with the performance of your duties to the Company and do not violate the Restrictive Covenant Agreement (as defined in Section 11).

2.    Start Date. The first day of your employment for purposes of this Agreement will be November 1, 2022 unless another date is mutually agreed to by you and the Company (such actual first day of employment, the “Start Date”).

3.    Salary. The Company will pay you a base salary at the rate of $350,000 per year. Your base salary will be subject to adjustment from time to time at the discretion of the Company’s board of directors (the “Board”). Your base salary in effect from time to time is referred to herein as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and shall be subject to applicable deductions and withholdings.

4.    Sign-on Bonus. The Company shall pay you a sign-on bonus in the total gross amount of $100,000.00 (the “Sign-on Bonus”) on December 31, 2022, subject to your continued employment on such date. If you terminate your employment with the Company without Good Reason (as defined below) or if the Company terminates your employment for Cause (as defined below) at any time on or before the first anniversary of the Start Date, you will be obligated to

Ms. Janice McCourt

October 25, 2022

repay to the Company a pro-rata amount of the after-tax Sign-on Bonus you actually received as of the date your employment terminates based on the number of months you worked out of the 12-month period. For example, if you terminate your employment with the Company without Good Reason or the Company terminates your employment for Cause after exactly 9 months of employment, you will be obligated to repay the Company 3/12ths (25%) of the after-tax Sign-on Bonus you actually received as of the date your employment terminates.

5.    Annual Performance Bonus. You will be eligible for an annual bonus, payable in cash, based on individual and/or Company performance targets determined by the Board; provided, that any annual bonus earned in respect of fiscal year 2022 shall be pro-rated for the number of days elapsed between the Start Date and December 31, 2022. Your target bonus for each year shall initially be equal to 40% of the Base Salary that you received during such year. The target bonus is subject to adjustment from time to time at the Board’s discretion. In the event that the Board determines that you have earned an annual bonus in respect of any year, such bonus shall be payable within sixty (60) days after the later of (i) the end of such fiscal year and (ii) the date on which the Board makes such determination; provided, that you remain employed by the Company through the date on which the bonus is paid.

6.    Equity. As you know, the Company is a wholly owned subsidiary of Comera Life Sciences Holdings, Inc. (“Holdco”). Subject to the approval of the board of directors of Holdco (the “Holdco Board”), Holdco shall grant you an option (the “Option”) to purchase 150,000 shares of Holdco’s common stock, par value $0.0001 per share, subject to the terms of an inducement option award agreement (the “Equity Documents”). The Option shall have an exercise price equal to the fair market value at the time of grant (as determined by the Holdco Board in its sole discretion) and vest over four (4) years, with twenty-five percent (25%) vesting on the first anniversary of your Start Date and the remainder vesting in equal monthly installments thereafter, subject to your continued employment on each applicable vesting date.

7.    Benefits. You will be eligible for the employee benefits the Company provides to senior executives from time to time, subject to the terms and conditions of the Company’s benefit plans and other applicable policies.

8.    Flexible Paid Time Off. You will be eligible for flexible paid time off in accordance with the Company’s policy in effect from time to time.

9.    At-Will Employment; Accrued Obligations; Resignation(s) in Connection with Termination. Your employment with the Company is at-will, meaning either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its discretion. In the event of the termination of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed (the “Accrued Obligations”). In connection with the termination of your employment for any reason, you agree

Ms. Janice McCourt

October 25, 2022

to resign from any officer, director or other positions that you have with the Company or any Company affiliate (including Holdco), effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s).

10.    Severance. In the event the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), in each case, provided you (i) enter into, do not revoke, and comply with the terms of a separation agreement and release in the form provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities, non-disparagement obligations, a seven-business day revocation period and a waiver of any right to garden leave pay or any other noncompetition consideration (the “Release”) within the time period provided in the Release but in no event later than sixty (60) days after the Date of Termination and (ii) comply with the Restrictive Covenant Obligations in all respects, then in addition to the Accrued Obligations, the Company will provide you with (a) payments equal to your Base Salary (the “Severance Payments”) during the Severance Period (as defined below); provided, in the event you breach any of the Restrictive Covenant Obligations, all payments of the Severance Payments shall immediately cease. For purposes of this Agreement, the “Severance Period” shall be the period of time that commences on the Date of Termination and ends on (x) if your employment is terminated by the Company without Cause prior to the first anniversary of the Start Date, the 90th day after the Date of Termination and (y) otherwise, the 180th day after the Date of Termination.

The Severance Payments shall commence within sixty (60) days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Severance Payment is considered a separate payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenant Agreement (as defined below) (including without limitation Noncompetition Consideration as defined therein), the Severance Benefits to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenant Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason, or due to your death or disability (the latter as determined by the Company in good faith), you will be entitled to the Accrued Obligations but not to the Severance Payments.

For purposes of this Agreement:

“Cause” means: (1) your willfully dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (2) your commission of (A) a

Ms. Janice McCourt

October 25, 2022

felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (3) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, 90 days after written notice given to you by the Company; (4) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (5) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. If the Company has terminated you without Cause or you have resigned and, after the Date of Termination, matters constituting Cause become known to the Company, or if you resign after the Company learns of matters constituting Cause but before the Company is able to effect a termination for Cause, then the Company may in any such case, by written notice to you, treat such termination as being for Cause. Any determination of Cause shall be made by the Board in its sole discretion.

“Good Reason” means: (I) a material diminution in your Base Salary except for across-the-board salary reductions similarly affecting all or substantially all executive level employees of the Company; (II) a demotion or other material adverse change in your title or role with the Company (provided, however, that a reduction in responsibilities, authority or duties solely by virtue of the Company or Holdco being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company remains in such officer position with respect to the Company’s business following a transaction but is not made an officer of the acquiror or any of its other business lines) will not constitute “Good Reason”); or (III) a decision made by the Company to change the geographic location at which you provide services to the Company by more than 50 miles; in each case, so long as you provide at least ninety (90) days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter.

11.    Confidential Information and Other Restricted Activities. As a condition of the commencement of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B. The obligations set forth in the Restrictive Covenant Agreement, along with any other confidentiality and restrictive covenant obligations you have to the Company or any of its affiliates, are referred to as the “Restrictive Covenant Obligations.” You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

12.    Obligations to Third Parties. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations (including with respect to noncompetition, nonsolicitation, invention assignment and the nondisclosure of confidential information) that would or may prohibit or materially inhibit you from performing your duties for the Company. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer. You further agree that you will not disclose or use confidential information of any former employer, consulting client or other third party and that you will respect any other restrictive covenant obligation you have to any former employer, consulting client or other third party.

Ms. Janice McCourt

October 25, 2022

13.    Section 409A; Taxes. It is intended that the benefits provided under this letter and the Restrictive Covenant Agreement shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this letter and the Restrictive Covenant Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter or the Restrictive Covenant Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, the Holdco Board, or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter or the Restrictive Covenant Agreement. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14.    Interpretation and Enforcement. This Agreement, including the Restrictive Covenant Obligations and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. Except as may be expressly otherwise provided in the Restrictive Covenant Obligations or the Equity Documents: (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law that would require or permit the application of the laws of any other jurisdiction; and (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.

15.    Assignment. You may not make any assignment of this Agreement or any interest in it. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Obligations) without your consent to any affiliate or to any other person or entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16.    Miscellaneous. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company,

Ms. Janice McCourt

October 25, 2022

unless agreed to in writing by you and the CEO or other person designated by the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs, each of which shall be an original and all of which together shall constitute one and the same instrument.

Ms. Janice McCourt

October 25, 2022

Please indicate your acceptance of this offer by signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement.

COMERA LIFE SCIENCES, INC.

By:	/s/ Jeffrey S. Hackman
Jeffrey S. Hackman, President, Chairman & CEO

I have read and accept this employment offer:

/s/ Janice McCourt
Janice McCourt

Exhibit A

Pre-Authorized Outside Activities

Ms. Janice McCourt

October 25, 2022

Exhibit B

Restrictive Covenant Agreement